As filed with the Securities and Exchange Commission on July 17, 2006

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mazal Plant Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Nevada
(State or Other Jurisdiction of Incorporation or Organization)
20-3761221 (formerly 84-1493150)
(I.R.S. Employer Identification No.)
43 West 33rd Street New York, NY 10001
(Address of Principal Executive Offices)
Mazal Plant Pharmaceuticals, Inc. 2005 Stock Compensation Plan
(Full Title of the Plan)
Mechael Kanovsky Chief Executive Officer 43 West 33rd Street New York, NY 10001
(Name and Address of Agent for Service)
(212) 695-3334
(Telephone number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the
Registration Statement becomes effective

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Proposed Amount To Be Registered	Maximum Offering Price Per Share*	Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	2,500,000	$0.55	$1,375,000.00	$127.00

* Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, the Registrant has computed the maximum offering price for the 2,500,000 shares to be registered by reference to the average of the high and low sale prices for the Registrant’s Common Stock as quoted on the Pink Sheets as of July 11, 2006.

PART II

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

Not required to be filed with this Registration Statement. Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), Mazal Plant Pharmaceuticals, Inc., a company organized under the laws of the State of Nevada (the "Company"), will provide to the respective participants the Mazal Plant Pharmaceuticals, Inc. 2005 Stock Compensation Plan (the "Plan").

ITEM 2. REGISTRANT INFORMATION AND PLAN ANNUAL INFORMATION

Upon written or oral request by a participant in the Plan, the Company will provide without charge any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference into the Section 10(a) prospectus) and any documents required to be delivered to participants pursuant to Rule 428(b) of the Securities Act. All such written or oral requests for documents or information should be directed to Mazal Plant Pharmaceuticals, Inc. at 43 West 33rd Street, New York, NY 100018, Attention: Corporate Secretary, telephone: (212) 695-3334.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Company hereby states that (i) the documents listed in (a) through (j) below are incorporated by reference in this Registration Statement and (ii) all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended April 30, 2005, filed with the Securities and Exchange Commission on August 11, 2005.

(b) The Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 9, 2005.

(c) The Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 12, 2005.

(d) The Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 2, 2005.

(e) The Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 16, 2005.

(f) The Company’s Proxy Statement filed with the Securities and Exchange Commission on September 21, 2005.

(g) The description of the Common Stock contained in the Company's pending Registration Statement on Form SB-2  Amendment No. 2 (no. 333-128670) filed July 10, 2006.

(h) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended on January 31, 2005, filed with the Securities and Exchange Commission on March 9, 2005.

(i) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended on June 30, 2005, filed with the Securities and Exchange Commission on November 21, 2005.

(j) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended on September 30, 2005, filed with the Securities and Exchange Commission on November 21, 2005.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to Article Eighth of the Company’s Articles of Incorporation, the Company is required to indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary, or employee of the Company against any claim, liability, or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary, or employee of the Company. Article VII of the Company’s Bylaws provides that any of the foregoing persons is entitled to indemnification if such person acted in good faith and, in the case of conduct in his official capacity, in a manner that he or she reasonably believed to be in the best interests of the Company or, in all other cases, in a manner that was at least not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, pursuant to Article VI of the Company’s Bylaws, a person entitled to indemnification is also entitled to advancement of expenses incurred in defending any actions against which they have a right of indemnification from the Company if (a) such person furnishes the Company a written affirmation of his or her good-faith belief that the standard of conduct described above has been met, (b) such person promises in writing to repay the sums advanced if it is determined that such standard of conduct was not met, and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification under Article VI of the Bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

Item 8. Exhibits.

4.1	Mazal Plant Pharmaceuticals Inc. 2005 Stock Compensation Plan
5.1	Opinion of SRK Law Offices as to the legality of the securities being registered
23.1	Consent of SRK Law Offices (included in Exhibit 5.1)
23.2	Consent of Meyler & Co.
23.3	Consent of Cordovano and Harvey, PC

Item 9. Undertakings.

The Company hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on July 17, 2006.

MAZAL PLANT PHARMACEUTICALS, INC.

By:	/s/ Mechael Kanovsky
Mechael Kanovsky,
Chief Executive Officer and Director